Exhibit 12-A
                                                                     Page 1 of 2



                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)



                                              Twelve Months Ended December 31,

                                  1997           1996           1995           1994          1993
                               ----------     ----------     ----------     ----------     -------

OPERATING REVENUES             $ 4,143,379    $ 3,970,711    $ 3,822,459    $ 3,654,211    $ 3,599,371
                               -----------    -----------    -----------    -----------    -----------

OPERATING EXPENSES               3,272,644      3,292,796      3,080,614      3,017,888      2,872,538
  Interest portion
   of rentals (A)                   26,108         26,093         27,362         24,655         25,536
  Fixed charges of
   service company
   subsidiaries (B)                  3,121          3,695          3,666          3,637          4,204
                               -----------    -----------    -----------    -----------    -----------
    Net expense                  3,243,415      3,263,008      3,049,586      2,989,596      2,842,798
                               -----------    -----------    -----------    -----------    -----------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during
   construction                      5,583         10,672         14,671         11,827          9,936
  Equity in undistributed
   earnings/(losses) of
   affiliates                      (27,100)        33,981         (3,597)        (1,014)          (914)
  Other income/
   (expense), net                    5,585         23,490        215,007       (146,958)        (5,539)
  Minority interest
   net income                       (1,337)        (2,701)          (922)          --             --
                               -----------    -----------    -----------    -----------    -----------
    Total other income
     and deductions                (17,269)        65,442        225,159       (136,145)         3,483
                               -----------    -----------    -----------    -----------    -----------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $   882,695    $   773,145    $   998,032    $   528,470    $   760,056
                               ===========    ===========    ===========    ===========    ===========

FIXED CHARGES:
  Interest on funded
   indebtedness                $   249,026    $   216,352    $   192,488    $   186,259    $   191,142
  Other interest (C)                66,400         59,398         56,396         47,498         21,525
  Preferred stock dividends
   of subsidiaries on a
   pretax basis  (E)                19,500         24,008         26,756         30,314         46,270
  Interest portion
   of rentals (A)                   26,108         26,093         27,362         24,655         25,536
                               -----------    -----------    -----------    -----------    -----------
    Total fixed
     charges                   $   361,034    $   325,851    $   303,002    $   288,726    $   284,473
                               ===========    ===========    ===========    ===========    ===========



RATIO OF EARNINGS
 TO FIXED CHARGES                     2.44           2.37           3.29           1.83           2.67
                               ===========    ===========    ===========    ===========    ===========


RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS (D)                  2.44           2.37           3.29           1.83           2.67
                               ===========    ===========    ===========    ===========    ===========




                                                                    Exhibit 12-A
                                                                     Page 2 of 2



                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)




Notes:

(A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from operating expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in the Company's consolidated income statement. The Company has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C) Includes dividends on subsidiary-obligated mandatorily redeemable preferred securities of $28,888, $28,888, $24,816 and $7,692 for the years 1997, 1996, 1995 and 1994, respectively.

(D) GPU Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:


                                         Twelve Months Ended December 31,

                                1997        1996         1995        1994     1993
                             ----------  ----------   ----------  ---------- -------

Income before provision
 for income taxes and
 preferred stock dividends
 of subsidiaries and
 gain on preferred
 stock reacquisition         $541,161    $471,302    $721,786    $270,058    $521,853

Income before preferred
 stock dividends of
 subsidiaries and gain
 on preferred stock
 reacquisition                347,625     304,583     457,080     184,380     324,430
Pretax earnings ratio           155.7%      154.7%      157.9%      146.5%      160.9%

Preferred stock dividends
 of subsidiaries               12,524      15,519      16,945      20,692      28,757

Preferred stock dividends
 of subsidiaries on
 a pretax basis                19,500      24,008      26,756      30,314      46,270

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